Exhibit 10.1

November 26, 2007

Mr. Pierre Monahan

184 Deschamps Avenue

Repentigny, Quebec J6A 2X9

Dear Pierre:

The purpose of this letter is to confirm the separation arrangements that we have agreed upon in connection with the termination of your employment by Bowater Incorporated and Bowater Canadian Forest Products Inc. (the “Company”). Your employment will be terminated as of November 24, 2007, at the expiration of the thirty-day notice period.

Severance. In accordance with Section 8 of your employment agreement, you are entitled to severance pay equal to twenty-four (24) months of your current base salary, plus 35/12ths of the last annual bonus paid to you. The total amount due is C$1,581,023, which will be paid within ten business days following your termination. You will also be paid for your accrued and unused vacation time at that time. Because the severance amount includes an amount as a replacement for the 2007 Annual Incentive Award, you will not receive an award under the 2007 Annual Incentive Plan.

Retirement. Bowater Canadian Forest Products Inc. has agreed to (i) pay your nonregistered retirement benefits in a lump sum calculated so that there is no additional cost to the company and (ii) compute such benefits as if you had already met the 15-year service threshold, in exchange for an acceptable Final Release agreement in the form attached to this letter. The calculation of the amount due is also attached to this letter and to the Final Release. By signing the Final Release you confirm that you have accepted and approved those calculations.

Company-Leased Car. In accordance with the company’s customary practice, you may purchase your car on your last paid day of work at the wholesale value projected twelve months forward.

Annual Perquisite Allowance. The company has agreed to pay for a perquisite allowance of $30,000 for 2008, to allow you to phase out your involvement in sports and business clubs and to cover any professional financial or tax planning services.

Pierre Monahan

November 26, 2007

Equity Awards. The Board of Directors decided to accelerate the vesting of the outstanding equity awards for employees who are involuntarily terminated so all of your awards are 100% vested as of your last day of employment. Since you are retiring, your option and Equity Participation Right (“EPR”) awards will expire upon the earlier of (i) the original expiration date, or (ii) five years from the date of your retirement. You should coordinate the exercise of your option and EPR awards with AST Equity Plan Solutions, Inc., telephone number 877-828-0483. Your preclearance and filing obligations will continue for six months after you cease serving as an officer of Bowater Incorporated.

Change in Control Agreement. Your Change in Control Agreement is canceled as of November 23, 2007.

Continuing Obligations. As part of the consideration for the severance benefits, you are subject to certain obligations described in Sections 6 and 7 of your employment agreement. Specifically, you are subject to a one-year noncompete covenant and a continuing nondisclosure obligation.

The above summary is merely an overview of your benefits. More details are contained in the applicable formal documentation.

If you agree with the terms outlined above, please sign a copy of this letter and return it to me. Best wishes for success in your future endeavors.

Very truly yours,

Jim T. Wright

Accepted and Agreed:

/s/ Pierre Monahan
Pierre Monahan